Exhibit (d)(6)

Execution Version

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of March 12, 2016, is entered into by and among Pomegranate Holdings, Inc., a Delaware corporation (“Parent”), Pomegranate Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and each of the stockholders of The Fresh Market, Inc., a Delaware corporation (the “Company”) listed on Schedule A attached hereto (each, a “Stockholder”, and together, the “Stockholders”). All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, each Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of certain shares of Company Common Stock (such record and beneficial ownership, to “Own”, be the “Owner” of or be “Owned” by);

WHEREAS, on March 11, 2016, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”); and

WHEREAS, concurrently with the execution hereof, Parent and the Stockholders are entering into a Rollover Agreement pursuant to which the Stockholders have agreed to transfer their Company Common Stock identified as Rollover Shares to Parent in connection with the closing of the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

VOTING; TRANSFER RESTRICTIONS

Section 1.1 Subject Shares Definition. For purposes of this Agreement, “Subject Shares” shall mean, with respect to each Stockholder, the shares of Company Common Stock set forth opposite such Stockholders’ name on Schedule A Owned by such Stockholder as of the date hereof, together with any other shares of Company Common Stock that are hereafter issued to, or are otherwise acquired or Owned by, such Stockholder during the time this Agreement is in effect.

Section 1.2 Agreement to Vote. Each Stockholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at every annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, such Stockholder shall, in each case to the fullest extent that such Stockholder’s Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum; and (b) vote (or cause to be voted) all of such Subject Shares (i) against any Takeover Proposal and (ii) against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Merger); (y) a sale, lease, license or transfer of a material amount of assets of the Company or any reorganization, recapitalization or liquidation of the Company, or (z) any change in the present capitalization of the Company or any amendment or other change to the Company Charter Documents. Each Stockholder further agrees, if such Stockholder is the beneficial owner, but not the record holder, of any of such Stockholder’s Subject Shares, to take all actions necessary to cause the record holder and any nominees to vote all of such Subject Shares in accordance with the foregoing sentence.

Section 1.3 Irrevocable Proxy. For so long as this Agreement has not been validly terminated in accordance with its terms, each Stockholder hereby irrevocably appoints Parent as its attorney and proxy with full power of substitution and resubstitution, to the full extent of such Stockholder’s voting rights with respect to such Stockholder’s Subject Shares (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL) to vote all of such Subject Shares on the matters described in Section 1.2, and in accordance therewith. Each Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Each Stockholder hereby revokes any proxies heretofore given by such Stockholder in respect of such Stockholder’s Subject Shares. Parent may terminate this proxy with respect to either Stockholder or both Stockholders at any time at its sole election by written notice provided to such Stockholder or Stockholders.

Section 1.4 No Transfer; No Inconsistent Arrangements. Except as provided hereunder or under the Rollover Agreement, from and after the date hereof and until this Agreement is terminated, no Stockholder shall, directly or indirectly, (a) create or permit to exist any Encumbrance (as defined in Section 2.3 herein), other than Permitted Encumbrances (as defined in Section 2.3 herein), on any of such Stockholder’s Subject Shares, (b) transfer, sell, tender, exchange, assign, gift, place in trust, hedge, pledge or otherwise dispose of, or enter into any short sale or derivative arrangement (including entering into or acquiring a futures or forward contract to deliver any of such Stockholder’s Subject Shares or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly changing the economic benefits or risks of ownership of such Subject Shares) with respect to (collectively, “Transfer”), any of such Stockholder’s Subject Shares, or any right or interest therein (or consent to any of the foregoing), (c) enter into any Contract with respect to any Transfer of such Stockholder’s Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of such Stockholder’s Subject Shares, (e) deposit or permit the deposit of any of such Stockholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Stockholder’s Subject Shares, or (f) take or permit any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or under the Rollover Agreement or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Subject Shares in the Company shall occur (including, but not limited to, a sale by any Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement. Each Stockholder hereby authorizes the Company to notify the Company’s transfer agent that there is a stop transfer order with respect to all Subject Shares (and that this Agreement places limits on the voting and Transfer of such Subject Shares).

Section 1.5 Agreement Not to Tender. Without limiting the generality of Section 1.4 and except as otherwise instructed by Parent in Parent’s sole and absolute discretion (in which case the provisions of Section 1.4 shall not apply in connection with a Transfer pursuant to such instruction), each Stockholder hereby agrees (a) not to tender or cause to be tendered into the Offer any of such Stockholder’s Subject Shares and (b) if from time to time any such Subject Shares are tendered into the Offer, promptly to withdraw or cause to be withdrawn such Subject Shares from the Offer.

Section 1.6 Legend. Each Stockholder shall take all necessary action such that each stock certificate evidencing Subject Shares that now or in the future is issued in the name of a Stockholder shall bear a legend indicating that such Subject Shares are subject to the terms of this Agreement and any transferee of the Subject Shares evidenced by such stock certificate takes the Subject Shares subject to the terms of this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

Each Stockholder represents and warrants, on its own account and, as applicable, with respect to such Stockholder’s Subject Shares, to Parent and Merger Sub that:

Section 2.1 Authorization; Binding Agreement. Such Stockholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 2.2 Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder with any provisions herein will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of such Stockholder, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other applicable securities Laws and the rules and regulations promulgated thereunder, (b) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder’s assets may be bound, (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of such Stockholder, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Stockholder or by which any of its assets are bound.

Section 2.3 Ownership of Subject Shares; Total Shares. Such Stockholder is the Owner of all the Subject Shares listed next to such Stockholder’s name on Schedule I hereto, and has good and marketable title to all such Subject Shares free and clear of any liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement and (ii) any applicable restrictions on transfer under the Securities Act or any state securities law (collectively, “Permitted Encumbrances”).

Section 2.4 Voting Power. Such Stockholder has full voting power with respect to all of such Stockholder’s Subject Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Subject Shares. None of such Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares, except for the Rollover Agreement and as provided hereunder.

Section 2.5 Reliance. Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 2.6 Absence of Litigation. As of the date hereof, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending against, or, to the knowledge of such Stockholder, threatened against such Stockholder or any of such Stockholder’s properties or assets (including any shares of Company Common Stock Owned by such Stockholder) before or by any Governmental Authority that could be expected to prevent or delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise impair such Stockholder’s ability to perform its obligations hereunder.

Section 2.7 Brokers. No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to each Stockholder that:

Section 3.1 Authority for this Agreement. Each of Parent and Merger Sub has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub have been duly and validly authorized by all necessary entity action on the part of each of Parent and Merger Sub, and no other entity proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 3.2 Non-Contravention. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation of the transactions contemplated hereby nor compliance by Parent and Merger Sub with any provisions herein will (a) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority on the part of Parent or Merger Sub, except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other applicable securities Laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any note, license, agreement, contract, indenture or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind on any asset of Parent or Merger Sub, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger or by which any of their respective assets are bound.

ARTICLE 4

ADDITIONAL COVENANTS OF THE STOCKHOLDER

Each Stockholder hereby covenants and agrees that until the termination of this Agreement:

Section 4.1 Documentation and Information. Each Stockholder agrees not to make any public announcement regarding this Agreement or the transactions contemplated hereby or by the Merger Agreement without the prior written consent of Parent, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent as soon as practicable). Each Stockholder consents to and hereby authorizes Parent and Merger Sub to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or Merger Sub reasonably determines to be necessary in connection with the Offer, the Merger and any of the Transactions, such Stockholder’s identity and ownership of such Stockholder’s Subject Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement. Each Stockholder acknowledges that Parent or Merger Sub may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority. Each Stockholder agrees to promptly give Parent any information Parent may reasonably require for the preparation of any such disclosure documents, and such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 4.2 No Solicitation. During the time this Agreement is in effect, no Stockholder shall take any action prohibited by Section 5.02(b) of the Merger Agreement that would be prohibited if such Stockholder were the Company other than (a) at a time when the restrictions of Section 5.02(b) of the Merger Agreement do not apply, (b) with respect to any Person with respect to which the restrictions of Section 5.02(b) of the Merger Agreement do not apply or (c) at a time that the Company has informed such Stockholder that the Company is permitted to take such actions under Section 5.02(c) of the Merger Agreement. For the avoidance of doubt, this Section 4.2 shall not apply during the Go-Shop Period.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed), emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

c/o Apollo Management VIII, L.P.
9 West 57th Street, 43rd Floor
New York, NY 10019
Attention:	Laurie Medley, Esq.
Facsimile:	(646) 607-0528
Email:	lmedley@apollolp.com

with copies (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention:	Robert G. Robison, Esq.
R. Alec Dawson, Esq.
James Z. Fang, Esq.
Facsimile:	(212) 309-6001
Email:	robert.robison@morganlewis.com
alec.dawson@morganlewis.com
james.fang@morganlewis.com

and

Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, 16th Floor
P.O. Box 1347
Wilmington, DE 19899
Attention:	Eric S. Klinger-Wilensky, Esq.
Facsimile:	(302) 498-6220
Email:	ekwilensky@mnat.com

If to the Stockholders, to them at:

c/o Ray Berry
4540 Gordon Drive
Naples, FL 34102
Email: rdbtfm@gmail.com

c/o Brett Berry
740 Juniper Avenue
Boulder, CO 80304
Email: bmberry@gmail.com

with copies (which shall not constitute notice) to:

DLA Piper LLP (US)
One Atlantic Center
1201 West Peachtree Street, Suite 2800
Atlanta, Georgia 30309-3450
Attention: Joseph Silver, Esq.
Facsimile: 404-682-7854
E-mail: joseph.silver@dlapiper.com

or such other address, email address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 5.2 Termination. This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the termination of the Rollover Agreement in accordance with its terms, or (d) the mutual written consent of Parent and the Stockholders. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that (x) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof, and (y) the provisions of this Article VI shall survive any termination of this Agreement. For clarity, this Agreement shall not terminate upon an Adverse Recommendation Change unless the Merger Agreement is terminated.

Section 5.3 Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 5.4 Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses.

Section 5.5 Entire Agreement; Assignment. This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, the Rollover Agreement (in the case of Parent and the Stockholders), and the Merger Agreement (in the case of Parent, and Merger Sub) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of the other parties; provided, that Parent or Merger Sub may assign any of their respective rights and obligations to any direct or indirect wholly owned Subsidiary of Parent.

Section 5.6 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the Stockholders did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent and Merger Sub will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent or Merger Sub, and the exercise by Parent or Merger Sub of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Each Stockholder further agrees that neither Parent, Merger Sub nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.6, and each Stockholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 5.7 Jurisdiction; Waiver of Jury Trial.

(a) All Actions arising out of or relating to this Agreement shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the

State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 5.1 of this Agreement or in such other manner as may be permitted by applicable Law. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION.

Section 5.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of Laws principles.

Section 5.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.10 Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.

Section 5.11 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

Section 5.12 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States. References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

Section 5.13 Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.

Section 5.14 Capacity as Stockholder. Each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in such Stockholder’s capacity (if any) as an officer or director of the Company.

The parties are executing this Agreement on the date set forth in the introductory clause.

POMEGRANATE HOLDINGS, INC.

By:
	Name:	Laurie D. Medley
	Title:	Vice President

POMEGRANATE MERGER SUB, INC.

By:
	Name:	Laurie D. Medley
	Title:	Vice President

[Signature Page to Support Agreement]

JUNIPER POOLINGS, LLC

By:

Name:	Winston Berry

Title:	Managing Member

GIBSON TRUST

By:

Name:	Brett M. Berry

Title:	Trustee

JENNER TRUST

By:

Name:	Leslie Anderson

Title:	Authorized Signatory

FLOYD TRUST

By:

Name:	Leslie Anderson

Title:	Authorized Signatory

TUTTLE TRUST

By:

Name:	Leslie Anderson

Title:	Authorized Signatory

[Signature Page to Support Agreement]

MILLARD TRUST

By:

Name:	Leslie Anderson

Title:	Authorized Signatory

PAIKO TRUST

By:

Name:	Ray Berry

Title:	Trustee

[Signature Page to Support Agreement]

Schedule A

Name of Stockholder	Number of Subject Shares
Juniper Poolings, LLC	165,000
Gibson Trust	380,835
Jenner Trust	255,414
Floyd Trust	1,067,855
Tuttle Trust	375,494
Millard Trust	375,494
Paiko Trust	1,974,481